UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2015

FBEC Worldwide, Inc.

(Exact name of registrant as specified in its charter)

714-462-9404

(Registrant's telephone number, including area code)

Wyoming	000-52297	47-3855542
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1621 Central Ave

Cheyenne, WY 82001

(Address of principal executive offices) (Zip Code)

Frontier Beverage Company, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 17, 2015 the Company entered into a Consulting Agreement and Engagement Letter with Midam Ventures, LLC for purposes of providing business advisory services for creating market awareness of the Company’s products within the guidelines and regulations of OTC Markets and the Securities and Exchange Commission. Midam Ventures LLC will be working with the Company’s Investor Relations consultant, John Mattio, President of Lamina International. The term of the agreement is for ten (10) months. In addition to and not in mitigation of, or substitution for, any additional fees enumerated in any services provided, the Company shall issue to Midam Venture LLC consideration of Ten Million (10,000,000) restricted common shares as consideration for the term of this Engagement. The restricted common shares will be issued in 10 equal monthly installments commencing on the date of this agreement and each thirty (30) days thereafter. There is a 6 month maturity restriction at the time the shares are issued, and the current market value of the 10,000,000 restricted common shares is approximately $600,000. Please refer to Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

On June 17, 2015, the Company issued a 10% interest bearing Convertible Promissory Note in the principal amount of $87,500 to Beaufort Capital Partners LLC, a New York Limited Liability company("BCP"). The note included an Original Issuer Discount (OID) of $12,500 reserved for processing fees, and the company received $75,000. Pursuant to the terms of the convertible promissory note, the 6 month maturity date is December 17, 2015 and the holders have the right to convert any portion of the principal amount thereof at a 37.5% discount to the lowest intraday trading price within fifteen (15) days prior to a Conversion Notice submitted to the Issuer’s Transfer Agent.

Exhibit No.	Description of Exhibit
10.1	Commercial Supply Agreement dated June 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBEC WORLDWIDE, INC.

/s/ Robert S. Sand

Robert Sand, Chairman and Chief Executive Officer